EXHIBIT 99.1

Contact:

Joe Hayek, Executive Vice President

PC Mall, Inc.

(310) 354-5600

or

Matt Sellinger, Partner

Genesis Select Corporation

(303) 415-0200

PC MALL REPORTS SECOND QUARTER 2011 RESULTS

Second Quarter Highlights (second quarter of 2011 compared to the second quarter of 2010):

•                  Net sales increased 14% to $361.9 million, a second quarter record

•                  Gross profit increased 14% to $46.4 million, a second quarter record

•                  GAAP operating profit decreased 9% to $2.6 million and non-GAAP operating profit increased 38% to $4.2 million

•                  Adjusted EBITDA increased 26% to $7.0 million

•                  Diluted earnings per share (EPS) decreased to $0.08 from $0.11 and non-GAAP diluted EPS for Q2 2011 increased to $0.15 from $0.12 in Q2 2010

Torrance, California — August 9, 2011 — PC Mall, Inc. (NASDAQ:MALL), a leading IT solutions provider, today reported financial results for the second quarter of 2011. Consolidated net sales for Q2 2011 were $361.9 million, an increase of 14%, from $317.0 million in Q2 2010. Consolidated gross profit for Q2 2011 increased 14% to $46.4 million from $40.6 million in Q2 2010. Consolidated gross profit margin was 12.8% in Q2 2011 and Q2 2010. Consolidated operating profit for Q2 2011 decreased 9% to $2.6 million compared to $2.8 million for Q2 2010. Consolidated operating profit margin for Q2 2011 decreased by 20 basis points to 0.7% compared to 0.9% in Q2 2010. Non-GAAP operating profit (as defined below) was $4.2 million in Q2 2011 compared to $3.0 million in Q2 2010. Non-GAAP operating profit margin (as defined below) was 1.2% in Q2 2011 compared to 1.0% in Q2 2010. Consolidated net income for Q2 2011 decreased to $1.0 million compared to $1.4 million for Q2 2010. Diluted EPS for Q2 2011 was $0.08 compared to diluted EPS of $0.11 for Q2 2010. Non-GAAP diluted EPS, excluding the results of our OnSale segment and the special items discussed below, was $0.15 for Q2 2011 and $0.12 for Q2 2010. Adjusted EBITDA (as defined below) for Q2 2011 increased 26% to $7.0 million from $5.6 million in Q2 2010.

Commenting on the Company’s second quarter results, Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “Our entire team has continued to work hard with a focus on profitably growing our business and I would like to thank them for their ongoing efforts. We continue to see positive momentum in our business. The second quarter marks our 6th straight quarter of double digit growth in sales, reflecting what we believe is our continuing ability to grow share. While our gross margin for Q2 was stable relative to last year, we continue to invest in our service and solutions capabilities. We expect our margins to move higher when sales of these services and solutions represent a larger portion of our sales mix. Our Non-GAAP operating profit grew 38% year-over-year, more than twice as much as our revenue grew, demonstrating the operating leverage that is inherent to our business. As we continue to grow our business, we are also focused on reducing our SG&A spend as a percentage of revenues. These efforts are necessarily uneven, as we continue to invest in IT systems and tools, but we believe that in time they will provide us with significant benefits. For example, we are consolidating our systems to one common ERP platform, which we believe will provide us with significant operating leverage. As we have discussed in prior periods these investments and upgrades are taking place over an extended period of time, but we expect much of this work to be completed by the end of 2012.”

Khulusi continued, “In addition, as we announced today we are pleased that our OnSale subsidiary launched its expanded beta site in June in Chicago, Los Angeles and Seattle. We believe OnSale is developing unique and highly differentiated offerings in a very important and growing market. Our site traffic, new subscribers and orders have continued to grow significantly since our June launch, with very little marketing having been undertaken to date. Importantly, many of OnSale’s merchant partners have begun making OnSale an important part of their marketing spend, which will create additional opportunities for us to partner with them. We look forward to OnSale’s continued development and growth in the weeks and months to come.”

Segment Results

SMB

Q2 2011 net sales for our SMB segment were $131.3 million, an increase of $23.6 million, or 22%, from $107.7 million in Q2 2010 due to an increase in sales to promotional companies, increased productivity of our account executives and continuing growth in our new Chicago office.

SMB gross profit increased by $2.1 million, or 15%, to $16.8 million in Q2 2011 compared to $14.7 million in Q2 2010 resulting primarily from the increased SMB net sales discussed above and a $0.7 million increase in vendor consideration. SMB gross profit margin decreased to 12.8% in Q2 2011 compared to 13.6% in Q2 2010 primarily due to an increase in lower margin sales to promotional companies as a percentage of the overall mix.

SMB operating profit in Q2 2011 increased by $1.4 million, or 18%, to $9.0 million compared to $7.6 million in Q2 2010. The increase in SMB operating profit in Q2 2011 was primarily due to the increase in SMB gross profit discussed above, partially offset by a $0.4 million increase in SMB personnel costs, which was primarily due to an increase in variable compensation expenses related to the increased SMB gross profit, and a $0.2 million increase in credit card processing costs.

MME

Q2 2011 net sales for our MME segment were $128.6 million compared to $125.5 million in Q2 2010, an increase of $3.1 million, or 3%. This increase was primarily due to a 13% increase in services revenues in Q2 2011 compared to Q2 2010. Service revenues represented 18% of MME net sales in Q2 2011 compared to 17% of sales in Q2 2010. The service revenue increase was primarily due to the inclusion of service revenues of NSPI, which we acquired in June 2010, as well as a 7% increase in service sales performed under our Abreon brand, which is primarily focused on change management and eLearning consulting. These increases in service revenues were partially offset by a 1% decrease in MME’s Sarcom branded lifecycle services in Q2 2011 compared to Q2 2010.

MME gross profit increased by $1.3 million, or 7%, to $19.9 million in Q2 2011 compared to $18.6 million in Q2 2010, and MME gross profit margin increased to 15.4% in Q2 2011 compared to 14.9% in Q2 2010. The increase in MME gross profit and gross profit margin was primarily due to the increased MME net sales discussed above, which include a higher mix of service sales, as well as a $0.3 million, or a 14 basis point, increase in vendor consideration.

MME operating profit in Q2 2011 increased by $1.7 million, or 28%, to $7.7 million compared to $6.0 million in Q2 2010. The increase was primarily due to the increase in MME gross profit discussed above and $0.8 million of other income relating to a decrease in the estimated fair value of the contingent consideration liability related to the NSPI acquisition, partially offset by a $0.3 million increase in MME general and administrative costs primarily relating to the acquisition of NSPI.

Public Sector

Q2 2011 net sales for our Public Sector segment were $41.4 million compared to $41.1 million in Q2 2010, an increase of $0.3 million, or 1%. This increase in Public Sector net sales was due to a 28% increase in our state and local government and educational institution sales driven by stronger demand, partially offset by a 23% decrease in our federal government business resulting primarily from a weak demand environment in the federal government sector.

Public Sector gross profit increased by $0.8 million, or 30%, to $3.4 million in Q2 2011 compared to $2.6 million in Q2 2010. Public Sector gross profit margin increased to 8.1% in Q2 2011 compared to 6.3% in Q2 2010. The increase in Public Sector gross profit was due to the increased Public Sector net sales discussed above and a $0.3 million increase in vendor consideration. The increase in Public Sector gross profit margin was primarily due to an increase in solution sales, which are made at higher margins.

Public Sector operating loss decreased by $0.5 million, or 58%, to $0.3 million in Q2 2011 compared to $0.8 million in Q2 2010. The decrease in Public Sector operating loss was primarily due to the increase in Public Sector gross profit discussed above, partially offset by a $0.2 million increase in bad debt expense primarily related to an external fraudulent transaction.

MacMall

Q2 2011 net sales for our MacMall segment were $50.8 million compared to $42.0 million in Q2 2010, an increase of $8.8 million, or 21%. This increase was primarily due to significant sales of iPads during Q2 2011, and also reflects our ongoing efforts to focus on higher profit customer segments such as small businesses, creative professionals and high-end consumers.

MacMall gross profit increased by $0.6 million, or 14%, to $5.3 million in Q2 2011 compared to $4.7 million in Q2 2010. MacMall gross profit margin decreased to 10.5% in Q2 2011 compared to 11.1% in Q2 2010. The increase in MacMall gross profit was primarily due to the increased MacMall net sales discussed above and an increase in vendor consideration. The decrease in gross profit margin was primarily due to an increase in sales of iPads which is a lower margin product category and also contributed to a 14 basis point decrease in vendor consideration as a percentage of net sales.

MacMall operating profit increased by $0.1 million to $1.4 million in Q2 2011 compared to $1.3 million in Q2 2010. This increase in MacMall operating profit was primarily due to the increase in MacMall gross profit discussed above, partially offset by a $0.2 million increase in advertising expenditures and a $0.3 million increase in variable costs.

OnSale

Our OnSale segment currently includes sales made under our OnSale and eCost brand names primarily to consumers and small businesses via the Internet. During Q2 2011, as discussed above, OnSale launched its expanded platform in beta through its existing website at www.OnSale.com to include the marketing of daily deals in local markets through social commerce.

Q2 2011 net sales for our OnSale segment were $10.2 million compared to $0.7 million in Q2 2010, an increase of $9.5 million. This increase was primarily due to a $5.2 million increase in sales through our traditional OnSale business and $4.3 million of net sales resulting from our acquisition of eCost in February 2011.

OnSale gross profit increased to $1.0 million in Q2 2011 compared to $39,000 in Q2 2010. OnSale gross profit margin increased to 9.5% in Q2 2011 compared to 5.5% in Q2 2010. The increase in OnSale gross profit and gross profit margin was primarily due to the increased OnSale net sales discussed above and an improved product mix.

OnSale operating loss increased to $1.6 million in Q2 2011 compared to $43,000 in Q2 2010. This increase in OnSale operating loss was primarily due to significant investments related to the expansion of our OnSale business model discussed above. In addition, advertising expenditures supporting our traditional OnSale business increased by $0.5 million. Our OnSale results include those from both OnSale and eCost, the assets of which we acquired in February of this year. In Q2 2011, we paid $0.3 million to the seller of eCost’s assets pursuant to a transition services agreement. We migrated eCost.com to our own systems in late Q2, and as a result we do not believe the majority of those costs will recur in Q3 or beyond. Further, OnSale’s results include approximately $0.3 million of start-up legal fees associated with its expanded business model, much of which we do not expect to recur going forward.

Corporate & Other

Corporate & Other operating expenses includes corporate related expenses such as legal, accounting, information technology, product management and certain support services and other administrative costs that are not otherwise included in our reportable operating segments. Q2 2011 Corporate & Other operating expenses increased by $2.2 million, or 20%, to $13.5 million from $11.3 million in Q2 2010 and up $0.3 million sequentially from Q1 2011. The increase in Q2 2011 was primarily related to an increase in personnel costs of $2.0 million resulting primarily from additions of technical resources, as well as IT and distribution personnel, a $0.5 million increase in litigation costs defending what we believe is a meritless lawsuit, a $0.2 million increase in telecommunications costs and a $0.2 million increase in depreciation, partially offset by a $0.7 million decrease in variable fulfillment costs.

Consolidated Balance Sheet

Accounts receivable at June 30, 2011 of $179.0 million decreased by $4.9 million from December 31, 2010. Our inventory of $59.2 million at June 30, 2011 represents a decrease of $4.3 million from December 31, 2010. Accounts payable at June 30, 2011 of $103.1 million decreased by $21.8 million from December 31, 2010. Outstanding borrowings under our line of credit increased by $6.1 million to $56.4 million at June 30, 2011 compared to December 31, 2010. In June 2011, we secured a long-term mortgage for our property located in El Segundo and $7.2 million was outstanding under this note payable at June 30, 2011.

Selected Segment Information

Selected information for our reportable operating segments and a reconciliation of non-GAAP operating profit to operating profit are as follows (in thousands, except headcount data):

	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$131,270	$16,837	$9,005	$107,709	$14,678	$7,648
MME	128,624	19,859	7,697	125,482	18,639	6,015
Public Sector	41,404	3,356	(344)	41,109	2,586	(821)
MacMall	50,829	5,328	1,407	41,988	4,681	1,317
OnSale	10,242	978	(1,640)	710	39	(43)
Corporate & Other	(459)	28	(13,544)	(15)	(68)	(11,269)
Total	$361,910	$46,386	$2,581	$316,983	$40,555	$2,847

	Six Months Ended June 30, 2011			Six Months Ended June 30, 2010
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$270,008	$33,755	$18,189	$215,703	$28,075	$14,032
MME	239,133	37,845	12,856	221,973	35,120	10,629
Public Sector	73,081	6,553	(303)	85,124	6,215	(443)
MacMall	97,459	10,221	2,697	81,560	9,044	1,949
OnSale	18,887	1,897	(2,152)	2,472	137	(121)
Corporate & Other	(720)	(416)	(26,791)	5	(7)	(22,423)
Total	$697,848	$89,855	$4,496	$606,837	$78,584	$3,623

Average Account Executive	Three Months Ended June 30,
Headcount By Segment(1):	2011	2010
SMB	369	363
MME	110	110
Public Sector	113	101
MacMall	111	96
Total	703	670

(1)     Excludes the OnSale segment. Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Non-GAAP Measures

We are presenting adjusted earnings before interest, taxes, depreciation and amortization expenses (EBITDA), non-GAAP operating profit and related margin and non-GAAP diluted EPS, which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and non-GAAP diluted EPS eliminate the effect of non-cash stock-based compensation expenses, the results of our OnSale segment, and other uncommon, non-recurring or special items. Non-GAAP operating profit and related margin eliminate the effect of the results of our OnSale segment and other uncommon, non-recurring or special items. In Q2 2011 and YTD Q2 2011, adjusted EBITDA excludes a non-recurring, special pickup in Q2 2011 resulting from a change in fair value of the earnout obligation related to the acquisition of our NSPI business and also excludes a non-recurring, special charge related to bad debt expense associated with an external fraudulent transaction in our Public Sector segment. Also excluded in YTD Q2 2011 adjusted EBITDA is a non-recurring, special charge that occurred in Q1 2011 relating to an unreimbursed write-down of end-of-life first generation Apple iPads upon the release of the iPad 2. In all periods presented, adjusted EBITDA excludes litigation costs incurred to defend what we believe is an uncommon, meritless lawsuit. Adjusted EBITDA, non-GAAP operating profit and related margin and non-GAAP diluted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. Stock-based compensation is governed by the compensation committee of our Board of Directors and results in a non-cash operating expense for stock option grants that were made in prior operating periods. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on August 9, 2011 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss second quarter results. To listen to PC Mall management’s discussion of its second quarter results live, access www.pcmall.com/investor.

The archived webcast can be accessed at www.pcmall.com/investor under “Calendar of Events.” A replay of the conference call by phone will be available from 7:30 p.m. ET on August 9, 2011 until August 16, 2011 and can be accessed by calling: (888) 286-8010 and inputting pass code 77362933.

About PC Mall, Inc.

PC Mall, Inc., through its wholly-owned subsidiaries, is a leading value added direct marketer of technology products, services and solutions to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. Our brands include: PC Mall, PC Mall Gov, Sarcom, MacMall, Abreon, NSPI, eCost and OnSale. In the twelve months ended June 30, 2011, we generated over $1.4 billion in revenue and have over 2,800 employees, over 64% of which are in sales or service positions. For more information please visit pcmall.com/investor or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future; including, but not limited to expectations or statements relating to expanded business models and opportunities and benefits of our investments in these business models and markets, relating to our services and solutions capabilities and sales and related impact on our margins, relating to inherent operating leverage in our business and the impact of our investments on such operating leverage and relating to our expanded OnSale business, our belief that we are developing unique and differentiated offerings in an important and growing market and our opportunities with our merchant partners. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: uncertainties related to our expanded business models and related investments; risks relates to our IT infrastructure, uncertainties relating to the relationship between the number of our account executives and productivity; risks related to our ability to receive expected returns on strategic investments such as investments in new offices, decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; availability of key vendor incentives and other vendor assistance, increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our acquisition of NSPI); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our PC Mall Gov contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to our expanded OnSale business, including regulatory and litigation risks, market acceptance of the expanded business model, competition and emerging market risks; risks related to foreign currency fluctuations; risks related to data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the quarterly period ended March 31, 2011, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PC MALL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$361,910	$316,983	$697,848	$606,837
Cost of goods sold	315,524	276,428	607,993	528,253
Gross profit	46,386	40,555	89,855	78,584
Selling, general and administrative expenses	43,805	37,708	85,359	74,961
Operating profit	2,581	2,847	4,496	3,623
Interest expense, net	835	507	1,558	989
Income before income taxes	1,746	2,340	2,938	2,634
Income tax expense	710	977	1,175	1,098
Net income	$1,036	$1,363	$1,763	$1,536

Basic and Diluted Earnings Per Common Share
Basic	$0.08	$0.11	$0.14	$0.13
Diluted	0.08	0.11	0.14	0.12

Weighted average number of common shares outstanding:
Basic	12,405	12,270	12,318	12,280
Diluted	12,750	12,565	12,679	12,596

PC MALL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO CONSOLIDATED

OPERATING PROFIT, CONSOLIDATED NET INCOME AND DILUTED EARNINGS PER SHARE

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales:
Consolidated net sales	$361,910	$316,983	$697,848	$606,837
Less: OnSale net sales	(10,242)	(710)	(18,887)	(2,472)
Adjusted net sales	$351,668	$316,273	$678,961	$604,365

Operating Profit:
Consolidated operating profit	$2,581	$2,847	$4,496	$3,623
Add: OnSale operating loss	1,640	43	2,152	121
Litigation costs (a)	571	130	759	328
External fraudulent transaction (b)	173	—	173	—
Inventory write-down (c)	—	—	504	—
Less: Decrease in earnout liability (d)	(800)	—	(800)	—
Non-GAAP operating profit	4,165	3,020	7,284	4,072
Non-GAAP operating profit margin	1.2%	1.0%	1.1%	0.7%

Consolidated operating profit margin	0.7%	0.9%	0.6%	0.6%

Non-GAAP operating profit	$4,165	$3,020	$7,284	$4,072
Add: Consolidated depreciation expense	1,879	1,466	3,539	2,881
Consolidated amortization expense	575	436	1,080	850
Consolidated stock-based compensation expense	528	663	1,062	1,167
Less: OnSale depreciation expense	(41)	—	(41)	—
OnSale amortization expense	(70)	—	(71)	—
OnSale stock-based compensation expense	(12)	(2)	(16)	(2)
Adjusted EBITDA (e)	$7,024	$5,583	$12,837	$8,968

Net income:
Consolidated income before income taxes	$1,746	$2,340	$2,938	$2,634
Less: Income tax expense	(710)	(977)	(1,175)	(1,098)
Consolidated net income	$1,036	$1,363	$1,763	$1,536

Consolidated income before income taxes	$1,746	$2,340	$2,938	$2,634
Add: OnSale loss before income taxes	1,640	43	2,152	121
Litigation costs (a)	571	130	759	328
External fraudulent transaction (b)	173	—	173	—
Inventory write-down (c)	—	—	504	—
Less: Decrease in earnout liability (d)	(800)	—	(800)	—
Adjusted income before income taxes	3,330	2,513	5,726	3,083
Less: Adjusted income tax expense	(1,354)	(1,049)	(2,290)	(1,285)
Non-GAAP net income	$1,976	$1,464	$3,436	$1,798

Diluted earnings per share:
GAAP diluted EPS	$0.08	$0.11	$0.14	$0.12
Non-GAAP diluted EPS	0.15	0.12	0.27	0.14

Diluted weighted average number of common shares outstanding	12,750	12,565	12,679	12,596

(a)          Relates to legal costs incurred in defending what we believe is a meritless case.

(b)         Relates to an external fraudulent transaction in our Public Sector segment.

(c)          Relates to a write down of first generation iPads in conjunction with the release of the iPad 2 in Q1 2011.

(d)         Relates to a decrease in the estimated fair value of the contingent consideration liability in Q2 2011 related to the NSPI acquisition.

(e)          EBITDA — earnings before interest, taxes, depreciation and amortization.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$6,017	$10,711
Accounts receivable, net of allowances of $1,827 and $1,802	179,027	183,944
Inventories, net	59,240	63,583
Prepaid expenses and other current assets	12,284	10,022
Deferred income taxes	3,879	3,798
Total current assets	260,447	272,058
Property and equipment, net	35,409	21,851
Deferred income taxes	597	604
Goodwill	25,510	25,510
Intangible assets, net	11,749	11,749
Other assets	2,710	2,319
Total assets	$336,422	$334,091

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$103,101	$124,851
Accrued expenses and other current liabilities	30,581	31,279
Deferred revenue	18,807	12,206
Line of credit	56,416	50,301
Notes payable — current	999	783
Total current liabilities	209,904	219,420
Notes payable and other long-term liabilities	12,170	4,607
Deferred income taxes	3,315	2,771
Total liabilities	225,389	226,798
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,345,745 and 14,089,672 shares issued; and 12,404,573 and 12,148,500 shares outstanding, respectively	14	14
Additional paid-in capital	106,623	104,894
Treasury stock, at cost: 1,941,172 shares	(7,176)	(7,176)
Accumulated other comprehensive income	2,713	2,465
Retained earnings	8,859	7,096
Total stockholders’ equity	111,033	107,293
Total liabilities and stockholders’ equity	$336,422	$334,091

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2011	2010
Cash Flows From Operating Activities
Net income	$1,763	$1,536
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,619	3,731
Provision for deferred income taxes	620	421
Net tax benefit related to stock option exercises	2	43
Excess tax benefit related to stock option exercises	(660)	(16)
Non-cash stock-based compensation	1,062	1,167
Decrease in earnout liability	(800)	—
Gain on sale of fixed assets	(15)	(11)
Change in operating assets and liabilities:
Accounts receivable	4,917	(7,579)
Inventories	5,337	15,677
Prepaid expenses and other current assets	(1,956)	(3,833)
Other assets	233	115
Accounts payable	(29,497)	(3,221)
Accrued expenses and other current liabilities	(532)	(2,997)
Deferred revenue	6,601	4,130
Total adjustments	(10,069)	7,627
Net cash (used in) provided by operating activities	(8,306)	9,163
Cash Flows From Investing Activities
Purchase of El Segundo building	(9,565)	—
Purchases of property and equipment	(5,494)	(4,425)
Acquisition of NSPI	—	(8,788)
Acquisition of eCost	(2,327)	—
Proceeds from sale of fixed assets	23	—
Net cash used in investing activities	(17,363)	(13,213)
Cash Flows From Financing Activities
Borrowings under note payable	7,198	—
Payments under notes payable	(368)	(550)
Net borrowings under line of credit	5,769	11,715
Change in book overdraft	7,660	(2,446)
Payments of obligations under capital lease	(526)	(313)
Proceeds from stock issued under stock option plans	665	58
Payment for deferred financing costs	(25)	—
Excess tax benefit related to stock option exercises	660	16
Common shares repurchased and held in treasury	—	(554)
Net cash provided by financing activities	21,033	7,926
Effect of foreign currency on cash flow	(58)	(103)
Net change in cash and cash equivalents	(4,694)	3,773
Cash and cash equivalents at beginning of the period	10,711	9,215
Cash and cash equivalents at end of the period	$6,017	$12,988
Supplemental Cash Flow Information
Interest paid	$1,346	$908
Income taxes paid	2,648	386
Supplemental Non-Cash Investing and Financing Activities
Purchase of infrastructure system	$2,070	$—
Deferred financing costs	49	—
NSPI acquisition related:
Fair value of assets, net of cash, acquired	$—	$13,472
Net cash paid	—	(8,788)
Liabilities assumed	$—	$4,684